Exhibit 10.34

SUMMARY OF BONUS ARRANGEMENTS FOR EXECUTIVE OFFICERS

AptarGroup, Inc. (the “Company”) has three types of unwritten bonus arrangements for executive officers. Generally, they fall under one of the following categories:

1.	A discretionary bonus as determined by the Compensation Committee after considering the Company’s overall performance, strategic actions implemented and individual leadership achievements. Four executive officers in the following positions are eligible for a discretionary bonus:
•	President and Chief Executive Officer
•	Vice Chairman
•	Executive Vice President, Chief Financial Officer and Secretary
•	Vice President- Human Resources

2.	The second arrangement is a formula-based bonus that takes into consideration profit growth of the Company (with no maximum limit for this element of bonus), return on equity (subject to a maximum of 9% of salary), and achievement of personal objectives (subject to a maximum of 10% of salary). The total maximum bonus under this plan in any year is limited to 50% of salary. The only executive officer eligible for this bonus is the Vice President Finance — Europe.

3.	The third arrangement is a formula-based bonus that includes elements for profit growth (with no maximum limit for this element of bonus), return on capital for the respective operating group (subject to a maximum limit of 15% of salary) and an element for the growth in the earnings per share of the Company (with no maximum limit for this element of bonus). All executive officers (8 people) not participating in the arrangements described in paragraphs 1 and 2 above are eligible for this bonus. Over the last three years, the total bonus awarded to the executives in this category has ranged from a low of 11% of salary to a high of 79% of salary. This range, however, may not be indicative of future bonus levels.